EXHIBIT 5.1

                      SMITH HELMS MULLISS & MOORE, L.L.P.
                                ATTORNEYS AT LAW
                             201 NORTH TRYON STREET
                             CHARLOTTE, N.C. 28202
                             TELEPHONE 704/343-2000
                             FACSIMILE 704/334-8467

                                  June 15, 1999





Bank of America Corporation
Bank of America Corporate Center
100 North Tryon Street
Charlotte, North Carolina  28255-0065

Re: Public Offering of $1,500,000,000 Aggregate Principal Amount of 6 5/8% Senior Notes, due 2004

Ladies and Gentlemen:

         We have acted as counsel to Bank of America Corporation, a Delaware corporation (the "Corporation"), in connection with (i) the issuance of $1,500,000,000 in aggregate principal amount of its 6 5/8% Senior Notes, due 2004 (the "Notes") and (ii) the Registration Statement on Form S-3, Registration No. 333-51367 (the ARegistration Statement@), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), with respect to $10,000,000,000 aggregate principal amount of the Corporation=s unsecured debt securities, warrants, units, shares of its preferred stock and shares of its common stock and the Prospectus dated May 21, 1988 constituting a part thereof, as supplemented by the Global Prospectus Supplement dated June 9, 1999, filed with the Commission pursuant to Rule 424(b) under the Act, relating to the Notes.

         As such counsel, we have examined and are familiar with such original or photocopies or certified copies of such records of the Corporation and its subsidiaries, certificates of officers of the Corporation and of public officials and such other documents as we have deemed relevant or necessary as the basis for the opinion set forth below. In such examinations, we have assumed the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified copies or photo copies and the authenticity of the originals of such copies. We have also relied upon statements of fact contained in documents that we have examined in connection with our representation of the Corporation.


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Bank of America Corporation
June 15, 1999
Page 2

         Based solely upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that the Notes, when executed, issued and delivered by the Corporation to The Bank of New York for authentication in accordance with the Indenture dated as of January 1, 1995 between the Corporation and U.S. Bank Trust National Association, successor to BankAmerica National Trust Company, as trustee (the "Indenture"), authenticated and delivered by The Bank of New York, as issuing and paying agent, in accordance with the Indenture and paid for, all as contemplated in the Board Resolution or Company Order (as each is defined in the Indenture), will have been validly authorized and issued under the Indenture and will constitute valid and legally binding obligations of the Corporation.

         The opinions expressed herein are limited to the laws of the State of North Carolina and the United States of America and the General Corporation Law of the State of Delaware and we express no opinion as to the laws of any other jurisdiction.

         We hereby consent to be named in the Registration Statement as attorneys who passed upon the legality of the Notes and to the filing of a copy of this opinion as part of the Corporation=s Current Report on Form 8-K to be filed for the purpose of including this opinion as part of the Registration Statement.


                                                     Very truly yours,

                                                /s/  SMITH HELMS MULLISS & MOORE
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